FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 21, 2015	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2015 THIRD QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, OCTOBER 21, 2015 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2015.

Parke Bancorp reported net income available to common shareholders of $2.1 million, or $0.35 per common share and $0.30 per diluted common share, for the quarter ended September 30, 2015. This compares to net income of $3.1 million, or $0.53 per common share and $0.44 per diluted common share, for the quarter ended September 30, 2014, a decrease in net income of $1.0 million. Net income available to common shareholders year-to-date was $6.6 million or $0.94 per diluted common share, compared to $7.4 million, or $1.04 per diluted common share, for the nine months ended September 30, 2014, a decrease in net income of $817,000.

The following is a recap of significant items that impacted the third quarter of 2015 compared to the same quarter last year: a $1.3 million decrease in gain on sale of loans as the third quarter of 2014 had included gains from loans originated in previous periods; a $1.2 million increase in the provision for loan losses, primarily due to growth in the loan portfolio and the establishment of specific reserves on impaired loans; a $407,000 increase in net interest income, primarily attributable to higher loan volumes; an increase in the loss on sale of Other Real Estate Owned (“OREO”) of $434,000; and a $460,000 decrease in noninterest expense primarily attributable to lower OREO expenses, partially offset by higher compensation expenses.

At September 30, 2015, Parke Bancorp's total assets increased to $864.7 million from $821.7 million at December 31, 2014, an increase of $43.0 million, or 5.2%, primarily due to an increase in loans.

Parke Bancorp's total investment securities portfolio increased to $46.7 million at September 30, 2015 from $30.3 million at December 31, 2014, an increase of $16.3 million or 53.8%. During the first quarter of 2015, the Company purchased $20.7 million of mortgage-backed securities to bolster on-balance sheet liquidity to fund future growth. The purchase was funded with borrowings from the FHLB.

Parke Bancorp's total loans increased to $750.1 million at September 30, 2015 from $713.1 million at December 31, 2014, an increase of $37.0 million or 5.2%.

At September 30, 2015, Parke Bancorp had $15.8 million in nonperforming loans representing 2.1% of total loans, a decrease of $11.1 million or 41.3% from $26.9 million at December 31, 2014. OREO at September 30, 2015 was $19.4 million, compared to $20.9 million at December 31, 2014 a decrease of 7.3%. OREO consisted of 20 properties, the largest being a condominium development in Absecon, NJ, recorded at $7.2 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 4.1% of total assets at September 30, 2015 as compared to 5.8% of total assets at December 31, 2014. Loans past due 30 to 89 days were $1.3 million at September 30, 2015, a decrease of $753,000 from the previous quarter end.

At September 30, 2015, Parke Bancorp's allowance for loan losses was $16.3 million, as compared to $18.0 million at December 31, 2014. The ratio of allowance for loan losses to total loans was 2.2% at September 30, 2015 compared to 2.5% at December 31, 2014. The decrease is due to the charge-off of previously-established specific reserves and the continuing improvements in the credit quality of the loan portfolio. The ratio of allowance for loan losses to non-performing loans improved to 103.0% at September 30, 2015, compared to 67.1%, at December 31, 2014.

At September 30, 2015, Parke Bancorp's total deposits were $655.5 million, up from $647.9 million at December 31, 2014, an increase of $7.6 million or 1.2%.

Parke Bancorp's total borrowings increased to $93.1 million at September 30, 2015 from $62.8 million at December 31, 2014, an increase of $30.3 million or 48.4% due to the additional borrowings used to fund the mortgage-backed securities purchases described above.

Total shareholders’ equity increased to $109.1 million at September 30, 2015 from $102.9 million at December 31, 2014, an increase of $6.2 million or 6.0%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“Parke Bank’s loan portfolio continues to grow in a very competitive market, increasing our interest income over $400,000 in the third quarter compared to the same period last year. The Bank’s third quarter performance supports our unwavering commitment to lower our NPAs, while preserving shareholder value. Our NPAs decreased over $11 million from 2014 year end, over a 40% reduction, in addition to our 30 to 89 day delinquencies declining close to 40% in the third quarter.

We continue to grow our capital position with robust earnings. Our strong capital position enables us to take advantage of opportunities in the market. We recently received approval to open a full service branch office in Collingswood, NJ. We have a beautiful building on Haddon Avenue that will provide quality banking services to the residents and businesses in Collingswood and the surrounding area. The office will have state of the art technology, combined with an experienced staff. We have already hired an experienced lender for the office that will provide very competitive SBA and conventional loans. We continue to work on other expansion opportunities in the Philadelphia area.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	September 30, 2015	December 31, 2014	% Change
	(in thousands)
Total Assets	$864,652	$821,706	5.2%
Cash and cash equivalents	22,559	36,238	-37.7%
Investment securities	46,690	30,349	53.8%
Loans, net of unearned income	750,050	713,061	5.2%
Deposits	655,507	647,933	1.2%
Borrowings	93,117	62,755	48.4%
Total shareholders’ equity	109,114	102,905	6.0%

Operating Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Return on average assets	1.12%	1.70%	1.17%	1.10%
Return on average common equity	9.48%	15.43%	10.12%	10.33%
Interest rate spread	3.94%	4.11%	4.02%	4.21%
Net interest margin	4.06%	4.21%	4.13%	4.31%
Efficiency ratio	41.66%	40.48%	44.57%	50.87%

Asset Quality Data
	September 30, 2015	December 31, 2014
	(in thousands)
Allowance for loan losses	$16,270	$18,043
Allowance for loan losses to total loans	2.17%	2.53%
Non-accrual loans	$15,791	$26,892
OREO	$19,396	$20,931

Statements of Income Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands)
Interest and dividend income	$9,918	$9,417	$29,251	$28,759
Interest expense	1,501	1,407	4,319	4,207
Net interest income	8,417	8,010	24,932	24,552
Provision for loan losses	1,450	250	3,040	2,250
Net interest income after provision for loan losses	6,967	7,760	21,892	22,302
Non-interest income	2,052	3,898	4,161	6,516
Non-interest expense	4,361	4,821	12,966	14,257
Income before income taxes	4,658	6,837	13,087	14,561
Provision for income taxes	1,730	2,149	4,638	4,575
Net income attributable to Company and noncontrolling interests	2,928	4,688	8,449	9,986
Net income attributable to noncontrolling interests	(498)	(1,233)	(999)	(1,719)
Net income attributable to Company	2,430	3,455	7,450	8,267
Preferred stock dividend and discount	300	300	900	900
Net income available to common shareholders	2,130	3,155	6,550	7,367

Basic income per common share	0.35	0.53	1.08	1.23
Diluted income per common share	0.30	0.44	0.94	1.04

Weighted shares - basic	6,127,877	5,991,859	6,058,190	5,990,831
Weighted shares - diluted	8,030,549	7,933,251	7,958,842	7,925,889